[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.2

Volume Discount Program Addendum

This Volume Discount Program Addendum to the Purchase Agreement (the “Addendum”) is effective as of August 20, 2012 (the “Addendum Effective Date”), by and between diaDexus, Inc. (“diaDexus”), and Atherotech Diagnostics Lab located at 201 London Parkway, Birmingham, AL 35211 and any or all of its subsidiaries or affiliates (“Lab”).

WHEREAS, Lab and diaDexus are parties to that certain Purchase Agreement dated August 20, 2012 (the “Agreement”);

WHEREAS, the parties desire to amend such Agreement to make available to Lab a limited term volume discount program as set forth below (the “Program”).

NOW THEREFORE, in consideration of the agreements, mutual representations and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree:

1.         Definitions. All capitalized terms not defined herein shall have the meaning assigned to them in the Agreement.

2.         Program. Lab shall order Products as set forth in the Agreement. Beginning on the Addendum Effective Date, as set forth in the Shipment Volume and Pricing Table below Lab shall receive special Product pricing based on the [ * ]. Lab may [ * ] and [ * ].

Shipment Volume and Pricing Table

PLAC® Test Product	[ * ]
ELISA Kit (# 90123)

As an example and for clarification purposes only: Assume [ * ]. diaDexus will [ * ]. If [ * ], diaDexus will [ * ].

Shipment volume discounts for Products are [ * ]. Temporary shipping schedule changes (e.g. accommodation for holidays or company closure) agreed to by diaDexus and Lab will not modify the Product shipment volume pricing and Lab shall pay for Products as if they were shipped according to [ * ], regardless if [ * ] due to the temporary shipping schedule change.

3.         Addendum Term. This Addendum begins on the Addendum Effective Date and shall terminate upon termination of the Agreement (the “Addendum Term”).

4.         Entire Agreement. In the event of any conflict between the terms and conditions of this Addendum and the Agreement, the terms and conditions of this Addendum shall control. Except as otherwise provided in the Addendum, the parties agree that all provisions of the Agreement are hereby ratified and agreed to be in full force and effect and are incorporated herein by reference. This Addendum and the Agreement (as amended hereby), including without limitation all addenda, contain the entire agreement among the parties relating to the subject matter herein and all prior proposals, discussions and writings by and among the parties and relating to the subject matter herein, whether written or oral, are superseded hereby and thereby. None of the terms of this Addendum shall be deemed to be amended unless such amendment is in writing, signed by all parties hereto, and recites specifically that it is an amendment to the terms of this Addendum.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their fully authorized representatives.

Atherotech Diagnostics Lab	diaDexus, Inc.

By: /s/ Robert Shufflebarger	By: /s/ Brian E Ward

Name: Robert Shufflebarger	Name: Brian E Ward

Title: Chief Operating Officer	Title: President & CEO

Date: 8/20/12	Date: 8/23/12